Exhibit 2.1

                              CERTIFICATE OF MERGER

                                     MERGING

                                AQUA RM CO., INC.

                                      INTO

                           MERA PHARMACEUTICALS, INC.



  Pursuant to Section 1123(a)(5)(C) of the Federal Bankruptcy Code and Sections
             251 and 303 of the General Corporation Law of Delaware



The undersigned corporations, organized and existing under and by virtue of the General Corporation Law of Delaware, do hereby certify:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

          NAME                                      STATE OF INCORPORATION
          ----                                      ----------------------
          Mera Pharmaceuticals, Inc.                      Delaware
          Aqua RM Co., Inc.                               Delaware

SECOND: That this Certificate of Merger also constitutes the Agreement of Merger between the constituent corporations.

THIRD: That this Certificate of Merger has been approved by the United States Bankruptcy Court, District of Hawaii, pursuant to a confirmed Plan and Section 1123(a)(5)(C) of the Federal Bankruptcy Code, and, as applicable, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Sections 251 and 303 of the General Corporation Law of Delaware.

FOURTH: That this Certificate of Merger has been approved by the stockholders of Aqua RM Co., Inc. in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

FIFTH: That approval by the stockholders of Mera Pharmaceuticals, Inc. is not required to effect the merger pursuant to Section 303 of the General Corporation Law of Delaware because this Certificate of Merger has been approved by the United States Bankruptcy Court, District of Hawaii pursuant to a confirmed Plan and Section 1123(a)(5)(C) of the Federal Bankruptcy Code.

SIXTH: That Mera Pharmaceuticals, Inc., a Delaware corporation, shall be the surviving corporation of the merger which will continue its existence as said surviving corporation under the name "Mera Pharmaceuticals, Inc." upon the effective time of said merger pursuant to applicable provisions of the General Corporation Law of Delaware. The surviving corporation shall have all of the rights, privileges, immunities and powers and be subject to all of the duties and liabilities granted or imposed by Section 259 of the General Corporation Law of Delaware.

SEVENTH: That the Certificate of Incorporation of Mera Pharmaceuticals, Inc., as in effect immediately prior to the effective time of the merger, shall be the Certificate of Incorporation of the surviving corporation.





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EIGHTH: That the Bylaws of Mera Pharmaceuticals, Inc., as in effect immediately prior to the effective time of the merger, shall be the Bylaws of the surviving corporation until amended in accordance with applicable law.

NINTH: That for federal income tax purposes, it is intended by the parties hereto that the merger shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended.

TENTH: That, at the effective time of the merger, each One (1) share of Aqua RM Co., Inc. common stock issued and outstanding immediately prior to the effective time of the merger shall, by virtue of the merger and without any action on the part of Mera Pharmaceuticals, Inc. or Aqua RM Co., Inc. or any holder thereof, be exchanged for One Hundred (100) fully paid and non-assessable shares of Mera Pharmaceuticals, Inc. common stock.

ELEVENTH: Prior to the effective time of the merger, Mera Pharmaceuticals, Inc. shall appoint an exchange agent for the purpose of exchanging shares of Aqua RM Co., Inc. common stock for shares of Mera Pharmaceuticals, Inc. common stock. At or prior to the effective time of the merger, Mera Pharmaceuticals, Inc. shall deposit with the exchange agent, in trust for the benefit of holders of shares of Aqua RM Co., Inc. common stock, certificates representing the Mera Pharmaceuticals, Inc. common stock issuable pursuant to this merger. As soon as reasonably practicable after the effective time of the merger, the surviving corporation shall use its commercially reasonable efforts to cause the exchange agent to mail to each holder of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding shares of Aqua RM Co., Inc. common stock: (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Aqua RM Co., Inc. common stock certificates shall pass, only upon delivery of such certificates to the exchange agent; and (b) instructions for effecting the surrender of such certificates in exchange for the certificates of Mera Pharmaceuticals, Inc. common stock. Upon surrender of Aqua RM Co., Inc. common stock certificates to the exchange agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the exchange agent, the holder of such certificates shall be entitled to receive in exchange therefor shares of Mera Pharmaceuticals, Inc. common stock representing, in the aggregate, the whole number of shares that such holder has the right to receive (after taking into account all shares of Aqua RM Co., Inc. then held by such holder), and the shares of Aqua RM Co., Inc. formerly represented by such certificates and the certificates so surrendered shall forthwith be canceled.

TWELFTH: That from and after the effective time of the merger, all of the outstanding certificates which, prior to that time, represented shares of Aqua RM Co., Inc. common stock, shall be deemed for all purposes to evidence ownership and to represent the shares of the surviving corporation into which such shares of Aqua RM Co., Inc. common stock, represented by such certificates have been exchanged for as herein provided.

THIRTEENTH: That all shares of Mera Pharmaceuticals, Inc. common stock issued pursuant to the merger shall not be subject to any statutory or contractual preemptive rights, and shall, when issued, be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to Aqua RM Co., Inc. common stock.

FOURTEENTH: That the merger shall be governed by, and construed in accordance with, the laws of the State of Delaware.

FIFTEENTH: That the directors of Mera Pharmaceuticals, Inc. immediately prior to the effective time of the merger shall be the directors of the surviving corporation and the officers of Mera Pharmaceuticals, Inc. immediately prior to the effective time of the merger shall be the officers of the surviving corporation. Such directors and officers will hold office from the effective time of the merger until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the surviving corporation, as the same may be lawfully amended, or as otherwise provided by law.




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SIXTEENTH: That a copy of this Certificate of Merger will be kept on file at the place of business of the surviving corporation and will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation. The address of the principal place of business of the surviving corporation is 73-4460 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii 96740.

SEVENTEENTH: That this Certificate of Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of Delaware.

Dated as of: September 16, 2002

                            Mera Pharmaceuticals, Inc., a Delaware corporation

                            By:   /S/ RICHARD D. PROPPER, M.D.
                                  -----------------------------
                                  Interim Chief Executive Officer


                                  Aqua RM Co., Inc., a Delaware corporation

                            By:   /S/ DANIEL P. BEHARRY
                                  ---------------------------------
                                  Secretary